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                                                                    Exhibit 3.51

                           QUINTILES TRANSFER, L.L.C.

                       LIMITED LIABILITY COMPANY AGREEMENT

         THIS LIMITED LIABILITY COMPANY AGREEMENT of Quintiles Transfer, L.L.C. (the "Company"), a limited liability company organized pursuant to the Delaware Limited Liability Company Act, is executed effective as of March 26, 2002, by and between the Company and its sole Member, Quintiles Pacific, Inc., a North Carolina corporation.

                                    ARTICLE I

                            FORMATION OF THE COMPANY

         1.1. Formation. The Company was formed on March 26, 2002, upon the filing with the Secretary of State of the Certificate of Formation of the Company.

         1.2. Name. The name of the Company is Quintiles Transfer, L.L.C. The Member may change the name of the Company from time to time as he deems advisable, provided appropriate amendments to this Agreement and the Certificate of Formation and necessary filings under the Act are first obtained.

         1.3. Registered Office and Registered Agent. The Company's registered office within the State of Delaware and its registered agent at such address shall be as determined from time to time by the Member.

         1.4. Principal Place of Business. The principal place of business of the Company shall be at such place or places as the Member may from time to time deem necessary or advisable.

         1.5.     Purposes and Powers.

         (a) The purpose and business of the Company shall be to purchase certain assets and assume certain liabilities now held by Quintiles Informatics, Inc., and Quintiles Scott-Levin, Inc., each a Delaware corporation, and contribute such assets and liabilities to the Joint Venture in exchange for a membership interest in the Joint Venture, all as set forth in the Joint Venture Agreement.

         (b) The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

         1.6. Term. The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

         1.7. Nature of Member's Interest. The interests of the Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither the Member nor a successor, representative, or assign of the Member, shall have any right, title, or interest in or to any Company property.

         1.8 Status of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member. The Company shall be specifically identified as "Quintiles Transfer, L.L.C." in all writings, including stationery, invoices, business cards and checks. The Company's property and financial accounts shall be completely separate from and not commingled with the property or accounts of the Member.

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                                   ARTICLE II
                                   DEFINITIONS

         The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

                  "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

                  "Additional Member" means any Person admitted to membership in the Company in addition to the Member.

                  "Agreement" means this Limited Liability Company Agreement, as it may be amended from time to time.

                  "Capital Contribution" means all contributions of cash or property made by a Member or the Member's predecessor in interest.

                   "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State, as amended or restated from time to time.

                  "Distribution" means any money or other property distributed to the Member with respect to the Member's Membership Interest, but shall not include any payment to the Member for materials or services rendered or any reimbursement to the Member for expenses incurred by the Member in accordance with this Agreement.

                  "Joint Venture" means the Delaware limited liability company to be formed pursuant to the Joint Venture Agreement.

                  "Joint Venture Agreement" means the Joint Venture Agreement, dated as of March 15, 2002, between Quintiles Transnational Corp., a North Carolina corporation, and McKesson Corporation, a Delaware corporation.

                  "Member" means Quintiles Pacific, Inc. or any other Person who succeeds to its entire Membership Interest in the Company in accordance with this Agreement or the Act.

                  "Membership Interest" means all of the Member's rights in the Company, including without limitation, the Member's right to receive Distributions, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement

                  "Person" means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

                  "Secretary of State" means the Secretary of State of Delaware.

                  "Transfer" means sell, assign, transfer, lease, or otherwise dispose of property, including without limitation an interest in the Company.

                  "Treasury Regulations " means the Income Tax Regulations and Temporary Regulations promulgated under the Internal Revenue Code of 1986, as amended, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

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                                   ARTICLE III
                            MANAGEMENT OF THE COMPANY

         The Member shall be solely responsible for the management of the Company and shall have the fullest right, power, and authority to manage, direct, and control all of the business and affairs of the Company and to transact business on its behalf, and to sign for it or on its behalf or otherwise to bind the Company. The Member may delegate responsibility for the day-to-day management of the Company to any Person retained by the Member who shall have and exercise on behalf of the Company all powers and rights necessary or convenient to carry out such management responsibilities.

                                   ARTICLE IV
                             LIMITATION ON LIABILITY

         The Member shall not be required to make any contribution to the capital of the Company except as set forth in Article V, nor shall the Member in his capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of his interest in the Company and the obligation to return Distributions made to him under certain circumstances as required by the Act. The Company shall indemnify the Member to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by the Member, provided me Member shall reimburse the Company for such advance in the event it is ultimately determined that the Member is not entitled to be indemnified by the Company against such expenses.

                                    ARTICLE V
                         CAPITAL CONTRIBUTIONS AND LOANS

         Contemporaneously with the execution of this Agreement, the Member has contributed to the Company the cash or property described on Schedule 1 attached hereto. The member shall have no obligation to make any further or additional Capital Contributions to the Company.

                                   ARTICLE VI
                                  DISTRIBUTIONS

         6.1. Interim Distributions. The Company may make Distributions to the Member at such times as the Member shall determine.

         6.2. Distribution in Liquidation. Upon liquidation of the Company, liquidation proceeds shall be distributed in accordance with the provisions of
Section 8.2.

         6.3. Limitations upon Distributions. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act.

                                   ARTICLE VII
                 TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

         The Member may at any time Transfer all but not less than all of its Membership Interest. The Transferee of the Member's entire Membership Interest shall become a member of the Company and the transferring Member shall cease to be a member of the Company upon consummation of the Transfer, provided that the transferring Member shall have the right to such information as may be necessary for the computation of the transferring Member's federal and state income tax liability for the year of the Transfer. The Member may not Transfer less than all of its Membership Interest and the Company shall not admit any Person as an Additional Member without appropriate amendments to this Agreement to reflect the change in the Company's income tax classification that would result from such Transfer or admission.

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                                  ARTICLE VIII
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

         8.1. Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

                  (a) All or substantially all of the assets of the Company are sold, exchanged, or otherwise transferred (unless the Member has elected to continue the business of the Company);

                  (b)      The Member elects to dissolve the Company;

                  (c) The entry of a final judgment, order, or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;

                  (d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act

         8.2. Liquidation. Upon the happening of any of the events specified in
Section 8.1, the Member, or any liquidating trustee elected by the Member, will commence as promptly as practicable to wind up the Company's affairs unless the Member or the liquidating trustee (either, the "Liquidator") determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Member to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

                  (a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

                  (b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and thereafter

                  (c)      To the Member.

         8.3. Certificate of Cancellation. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause a Certificate of Cancellation to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Records. The records of the Company will be maintained at the Company's principal place of business, or at such other place selected by the Member, provided that the Company keep at its principal place of business the records required by the Act to be maintained there.

         9.2. Amendments. This Agreement may be amended only by a writing signed by the Member and the Company.

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         9.3. Survival of Rights. Except as otherwise provided herein, this
Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

         9.4. Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend, or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

         9.5. Severability. If any provision, sentence, phrase, or word of this Agreement or the application thereof to any person or circumstance shall be held Invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

         9.6. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or of the Member. No creditor of the Company or of the Member will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company or the Member may have against the Member, whether arising under this Agreement or otherwise.

         IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly adopted by the Company and does hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

THE COMPANY:                                THE MEMBER:

QUINTILES TRANSFER, L.L.C., a Delaware      QUINTILES PACIFIC, INC. a North
limited liability company                   Carolina corporation

By: QUINTILES PACIFIC, INC., a              By: /s/ R. David Andrews
    North Carolina corporation                  --------------------------------
                                                Name:  R. David Andrews
    By: /s/ R. David Andrews                    Title: Vice President
        -----------------------------
        Name:  R. David Andrews
        Title: Vice President

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                                  SCHEDULE 1 TO
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                           QUINTILES TRANSFER, L.L.C.

    NAME OF MEMBER         CAPITAL CONTRIBUTION
-----------------------    --------------------
Quintiles Pacific, Inc.    $        140,000,000